Rule 424(b)(3)
                                                     Registration No. 333-112585
PROSPECTUS SUPPLEMENT NO. 1

                               DYNECO CORPORATION

                        8,175,000 SHARES OF COMMON STOCK

         This prospectus supplement relates to our prospectus dated December 30, 2004, in connection with the resale of a total of 8,175,000 shares of our common stock being offered by selling security holders. Of the shares covered by the prospectus, as supplemented hereby, 4,025,000 shares have been issued and 4,150,000 shares are issuable upon exercise of warrants and options issued to the selling security holders. We will not receive any proceeds from sales of shares by the selling security holders.

         Our prospectus dated December 30, 2004 is hereby supplemented as follows:

Completion of Financing
-----------------------

         On March 2, 2005, we completed a $300,000 financing under Regulation D to two institutional investors, consisting of our convertible promissory notes and common stock purchase warrants. The notes are convertible at the option of the holders into shares of our common stock, at a price of $.10 per share, subject to adjustment. The notes are payable with interest at the rate of 5% per annum. Principal amortization payments, each in the amount of $15,789.47 plus accrued interest, are to be paid in 19 equal monthly installments, commencing July 2, 2005. Amortization payments may be made in cash (accompanied by a 10% premium) or, at our option, in registered common stock, at a 20% discount to market. Amortization payments in stock are subject to (a) a limitation based upon the weighted average trading volume of the common stock for the 20 trading days preceding the payment date and (b) a 4.99% cap on the beneficial ownership that each investor may have at any point in time while the notes and warrants are outstanding.

         We also issued the investors common stock purchase warrants to purchase an aggregate of 7,500,000 shares of common stock, consisting of (a) five year warrants to purchase 3,000,000 shares at an exercise price of $.14375 per share, subject to adjustment, (b) five-year warrants to purchase 1,500,000 shares at an exercise price of $.25 per share, subject to adjustment and (c) five year warrants to purchase 3,000,000 shares at $.10 per share, subject to adjustment. We may require the investors to exercise the warrants described in (c) if the closing price for our common stock is $.15 or more for 30 consecutive trading days, and the average daily volume during such period is at least 250,000 shares. The exercise of warrants is also subject to the 4.99% cap on the beneficial ownership that each investor may have at any point in time while the notes and warrants are outstanding.

         We have agreed to file a registration statement covering the shares issuable upon conversion or payment of the notes and exercise of the warrants. The proceeds of the loan will be used for general working capital purposes. Repayment of the notes is collateralized by a general security interest in all of our assets.

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Extension of Warrant Expiration Date
------------------------------------

         On April 7, 2005, our board of directors extended the expiration date of warrants to purchase a total of 4,000,000 shares of common stock from November 30, 2005 to November 30, 2006. The resale of these warrants is covered by our December 31, 2004 prospectus, as supplemented hereby. Of the 4,000,000 warrants whose expiration date was extended, 3,000,000 warrants are owned by Sausilito Ltd. and 1,000,000 warrants are owned by Centaurus Capital Corp.

         Our prospectus dated December 30, 2004 should be read so as to give effect to the foregoing information. Except as supplemented hereby, our prospectus dated December 30, 2004 remains in full force and effect.



         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this prospectus is December 30, 2004,
                       as supplemented on April 15, 2005


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